Exhibit 10.2

Summary of 2010 Amendments to the Employment Agreement

Between Energy Partners, Ltd. and Gary Hanna

Amend the Employment Agreement dated as of October 1, 2009 by and between the Company and Gary Hanna, the Chief Executive Officer of the Company (the “CEO Employment Agreement”), as follows:

(a)	Termination Without Cause

(i)	The CEO Employment Agreement currently provides for six months’ severance if he is terminated without cause.

(ii)	This provision would be modified so that the amount of severance for termination without cause would be equal to 18 months’ Base Salary (as defined in the CEO Employment Agreement).

(b)	Evergreen Provision

An “evergreen” provision would be added to the CEO Employment Agreement so that, if necessary at the end of any month, an additional period is added to the Term (as defined in the CEO Employment Agreement) so that Mr. Hanna always has at least 18 months remaining on his Term as of the end of any month.

(c)	Change of Control

(i)	In light of the designation by the Board of Mr. Hanna as a participant in the COC Plan, the CEO Employment Agreement will need to be modified to adjust for this change.

(ii)	Specifically, certain of the termination benefit provisions in the CEO Employment Agreement will need to be adjusted so that Mr. Hanna does not receive duplicative or overlapping change of control benefits.

(iii)	Furthermore, express language will be added to the CEO Employment Agreement guaranteeing that Mr. Hanna will not lose the benefit of the COC Plan, even if it is subsequently amended or terminated.

(d)	CEO’s Primary Office

In order to clarify certain matters regarding the location of Mr. Hanna’s primary office, the CEO Employment Agreement will be further amended in a manner consistent with Appendix I to this Exhibit 10.2, which is attached hereto.

Appendix I

To Exhibit 10.2

CEO’s Primary Office

The parties desire to amend the CEO Employment Agreement as follows to reflect that Mr. Hanna is and will continue to be based in the Company’s Houston office, is under no obligation to relocate to New Orleans, and is entitled to reimbursement for the costs of traveling to New Orleans from Houston:

a. The second sentence of the second paragraph of Section 2 of the CEO Employment Agreement is hereby deleted, effective as of the Effective Date.

b. Effective as of the Effective Date, Section 3(f) of the CEO Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Following the first year of the Initial Term, if the Company’s primary offices remain in New Orleans, Executive may move from the Company’s Houston office to the Company’s New Orleans office and, in the process, relocate to New Orleans, Louisiana. Upon such relocation, the Company shall reimburse Executive for moving expenses and normal closing costs (fees, appraisal, commissions, etc.) related to the sale of Executive’s current residence in Houston, Texas. The total amount of such relocation expenses reimbursable pursuant to this Paragraph 3(f) shall not exceed $100,000; provided, however, that the Company shall not be obligated to reimburse Executive for any such relocation expenses unless Executive (i) has taken steps toward relocating to New Orleans on or before the first anniversary of the Effective Date, and (ii) does in fact relocate to New Orleans within a reasonable time thereafter.”